One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000 | Fax: 404-881-7777

Martin Dozier	Direct Dial: 404-881-4932	Email: martin.dozier@alston.com

December 5, 2022

AOG Institutional Diversified Tender Fund

1191 Freedom Drive, Suite 730

Reston, Virginia 20190

Re:	Opinion of Counsel regarding the Registration Statement filed on Form N-2 under the Securities Act of 1933 (File No. 811-23766)

Ladies and Gentlemen:

We have acted as counsel to AOG Institutional Diversified Tender Fund, a Delaware statutory trust (the “Fund”), in connection with the above-referenced registration statement (as amended, the “Registration Statement”), which relates to the units of beneficial interest, with no par value per share (collectively, the “Shares”), of the Fund.

This opinion letter is being delivered to you at your request in connection with the Fund’s filing of the Registration Statement with the U.S. Securities and Exchange Commission.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion letter, we have reviewed, among other things, copies of the following documents:

(a)	a certificate of the State of Delaware certifying that the Fund is validly existing under the laws of the State of Delaware;
(b)	the Fund’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws (the “By-Laws”);
(c)	a certificate executed by Frederick Baerenz, the President of the Fund, certifying as to, and attaching copies of, the Declaration of Trust and By-Laws and certain resolutions adopted by the Board of Trustees of the Fund authorizing the issuance of the Shares; and
(d)	a printer’s proof of the Registration Statement.
Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | Los Angeles | New York | Research Triangle | San Francisco | Silicon Valley | Washington, D.C.

In our capacity as counsel to the Fund, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as original or certified copies, and the conformity to original or certified copies of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such documents. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Fund. We have assumed that the Registration Statement, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

We express no opinion as to any laws other than the Delaware Statutory Trust Act.

Based upon the foregoing, and subject to the other qualifications, exceptions and limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

ALSTON & BIRD LLP

By: /s/ Martin Dozier

Partner